--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 4, 1998

                                 WORLDCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)

 Georgia                            0-11258                    58-1521612
(State or Other                  (Commission File            (IRS Employer
 Jurisdiction of                     Number)            (Identification Number)
 Incorporation)


                             515 East Amite Street
                        Jackson, Mississippi 39201-2702
                    (Address of Principal Executive Office)


Registrant's telephone number, including area code:  (601) 360-8600




-------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

(1) On October 1, 1997, WorldCom, Inc. ("WorldCom" or the "Company") announced its intention to commence an exchange offer to acquire all of the outstanding shares of MCI common stock, par value $.10 per share ("MCI Common Stock"), for $41.50 of WorldCom Common Stock, subject to adjustment in certain circumstances as set forth in materials filed by WorldCom with the Securities and Exchange Commission (the "Commission"). On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and MCI Merger Sub, providing for the merger (the "MCI/WorldCom Merger"), with MCI Merger Sub surviving as a wholly owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the Delaware General Corporation Law. Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time"), other than shares owned by WorldCom or held by MCI, will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio (as defined below), and each share of MCI Class A common stock, par value $.10 per share ("MCI Class A Common Stock"), outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon. The "MCI Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock (the "MCI/WorldCom Average Price") as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time; provided, however, that the MCI Exchange Ratio will not be less than
1.2439 or greater than 1.7586. Cash will be paid in lieu of the issuance of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger.

        Based on the number of shares of MCI Common Stock outstanding as of March 31, 1998 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 731,890,172 shares and 1,034,731,133 shares, respectively, of WorldCom Common Stock would be issued in the MCI/WorldCom Merger. In addition, as of March 31, 1998, outstanding options to purchase shares of MCI Common Stock would be converted in the MCI/WorldCom Merger to options to acquire an aggregate of approximately 103,019,687 shares and 145,647,095 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

        The MCI/WorldCom Merger was approved by the MCI stockholders and the WorldCom shareholders at separate meetings held on March 11, 1998. The MCI/WorldCom Merger was subsequently conditionally approved by the U.S. Department of Justice and the European Commission, subject to the divestiture of MCI's Internet services business. See Item 5(2) below. In addition, the MCI/WorldCom Merger is also subject to approvals from the Federal Communications Commission ("FCC") and certain state government bodies. WorldCom anticipates that the MCI/WorldCom Merger will close in the third quarter of 1998.

         In May 1998, GTE Corporation and three of its subsidiaries filed suit in the U.S. District Court for the District of Columbia against WorldCom and MCI seeking to enjoin the MCI/WorldCom Merger on the grounds that it violates U.S. antitrust laws. WorldCom believes that the complaint is without merit, although there can be no assurance as to the ultimate result of the suit.

        Termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions will require MCI to pay WorldCom $750 million as a termination fee and to reimburse WorldCom the $450 million alternative transaction fee paid by WorldCom to British Telecommunications plc ("BT"). Further, termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, would require WorldCom to pay MCI $1.635 billion as a termination fee.

         Pursuant to an agreement (the "BT Agreement") among MCI, WorldCom and BT, the prior merger agreement between BT and MCI (the "BT/MCI Merger Agreement") was terminated, and WorldCom agreed to pay BT an alternative transaction fee of $450 million and expenses of $15 million payable to BT in accordance with the BT/MCI Merger Agreement. These fees were paid on November 12, 1997. WorldCom also agreed to pay to BT an additional payment of $250 million in the event that WorldCom is required to make the $1.635 billion payment to MCI in accordance with the MCI/WorldCom Merger Agreement.

         The foregoing description of the MCI/WorldCom Merger Agreement and the BT Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which are incorporated by reference as exhibits to the WorldCom Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference herein. Additional information regarding such agreements and the transactions contemplated thereby (as of January 22, 1998) is also contained in portions of WorldCom's Proxy Statement/Prospectus dated January 22, 1998 under the captions "The MCI/WorldCom Merger - Interests of Certain Persons in the Transaction," "Other Terms of the MCI/WorldCom Merger Agreement," "The BT Agreement" and "Certain Regulatory Filings and Approvals" included in WorldCom's Registration Statement on Form S-4, as amended (No. 333-36901), which portions are hereby incorporated by reference herein.

(2) On July 15, 1998, MCI announced that it had entered into a letter agreement (the "Letter Agreement") with Cable and Wireless plc ("Cable & Wireless") to sell its Internet backbone facilities and wholesale and retail Internet business (the "iMCI Business") for $1.75 billion in cash. The sale of the iMCI Business includes all associated traffic, revenue and backbone facilities. Cable & Wireless will acquire the following Internet assets: MCI's U.S. nationwide Internet backbone, MCI's dedicated access customers, MCI's Internet service provider customers, MCI's dial-up business and MCI's web hosting and managed firewall services. In connection with the transaction, MCI has agreed to provide Cable & Wireless underlying transport service for Cable & Wireless's Internet backbone for up to five years. MCI and Cable & Wireless have also agreed to non-competition agreements for transitioning accounts of 24 and 18 months for wholesale and dedicated access retail customers, respectively. In addition, approximately 1,000 MCI employees - in engineering, sales, customer service, marketing, operations and administrative support - may be transferred to Cable & Wireless. The sale of the iMCI Business to Cable & Wireless is contingent upon receipt of U.S. Department of Justice and European Commission approval of the sale and the final regulatory approval of the MCI/WorldCom Merger. The Letter Agreement will terminate if such governmental approvals are not received by December 31, 1998.

         MCI's agreement with Cable & Wireless has no immediate impact on MCI's Internet customers. They will continue to receive Internet service from MCI until the close of the MCI/WorldCom Merger when the agreement with Cable & Wireless becomes effective. At that time, they will become Cable & Wireless Internet customers. Subject to the terms of the Letter Agreement, MCI/WorldCom will offer a full suite of Internet services upon completion of the MCI/WorldCom Merger.

(3) WorldCom currently is in the process of arranging a $12.0 billion bank credit facility (the "New Credit Facility"), consisting of the amendment and restatement of its existing $5.0 billion facility and the arrangement of a new $7.0 billion 364-day revolving credit facility. The $5.0 billion facility will consist of a $3.75 billion Facility A Revolving Credit Agreement ("Facility A") and a $1.25 billion Facility B Term Loan Agreement ("Facility B"). Facility A and Facility B will mature on June 30, 2002, and the $7.0 billion revolving credit facility ("Facility C") will mature 364 days from the closing of the Facilities, with options to extend Facility C for two additional 364-day periods (subject to 51% approval by the lenders) and to convert up to $4.0 billion of outstanding borrowings thereunder into a one-year term loan. The Company expects the New Credit Facility to contain pricing, covenants and events of default that are generally no less favorable than those contained in its existing credit facilities. The New Credit Facility is expected to be finalized in early August 1998. As of this date, WorldCom has secured commitments, subject to satisfactory documentation and certain other conditions, in excess of the aggregate amount of the New Credit Facility. There can be no assurance that the New Credit Facility will be completed or that committed amounts will be made available to the Company.

(4) On July 30, 1998, MCI issued its second quarter 1998 earnings release, certain portions of which are attached hereto as Exhibit 99.1 and are incorporated herein by reference. Information regarding WorldCom's results for the three months ended June 30, 1998 is contained in WorldCom's Current Report on Form 8-K dated July 23, 1998 (filed July 24, 1998).

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         The following exhibits are filed herewith in accordance with Item 601 of Regulation S-K:

            (c)   Exhibit Index

  Exhibit No.                        Description
  -----------                        -----------

  99.1              Certain portions of MCI's Press release dated July 30, 1998.

  99.2 Portions of WorldCom's Proxy Statement/Prospectus dated January 22, 1998 under the captions "The MCI/WorldCom Merger
                    - Interests of Certain Persons in the Transaction," "Other Terms of the MCI/WorldCom Merger Agreement," "The BT Agreement" and "Certain Regulatory Filings and Approvals" contained in WorldCom's Registration Statement on Form S-4, as amended (No. 333-36901), which portions are hereby incorporated by reference herein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  WORLDCOM, INC.



                                               By: /s/ SCOTT D. SULLIVAN
                                                  -----------------------------
                                                  Scott D. Sullivan
                                                  Chief Financial Officer

August 4, 1998

                                 EXHIBIT INDEX



      Exhibit No.                 Description of Exhibit
      -----------                 ----------------------
      99.1          Certain portions of MCI's press release dated July 30, 1998.

      99.2          Portions of WorldCom's Proxy Statement/Prospectus dated
                    January 22, 1998 under the captions "The MCI/WorldCom
                    Merger - Interests of Certain Persons in the Transaction,"
                    "Other Terms of the MCI/WorldCom Merger Agreement," "The BT
                    Agreement" and "Certain Regulatory Filings and Approvals" contained in WorldCom's Registration Statement on Form S-4, as amended (No. 333-36901), which portions are hereby incorporated by reference herein.